TRANSFER AGENCY AND SERVICE AGREEMENT

Transfer Agency and Services Agreement (the “Agreement”) made this 3rd day of December, 2004, between California Investment Trust and California Investment Trust II, two trusts established under the laws of the State of Massachusetts (collectively the “Trusts”) and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (the “Transfer Agent”).

WHEREAS, the Trusts are open-end management investment companies registered under the Investment Company Act of 1940, as amended, presently consisting of 12 portfolios, with nine portfolios having two classes of shares and three portfolios having one class of shares, listed in Appendix A attached hereto; each of such investment portfolios and any additional investment funds that may be established by the Trusts is referred to herein individually as a “Fund” and collectively as the “Funds”; and

WHEREAS, the Transfer Agent provides certain transfer agency services to investment companies; and

WHEREAS, the Trusts, desire to appoint the Transfer Agent as the Trusts’ transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1
Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trusts, on behalf of the Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to apt as its transfer agent for the Trusts’ authorized and issued shares of its beneficial interest (“Shares”), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Funds of the Trusts (“Shareholders”) and as set out in the currently effective prospectus and statement of additional information (“Prospectus”) of the Trusts on behalf of the. applicable Fund, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by written agreement between the Trusts on behalf of each of the Funds, as applicable and the Transfer Agent agrees that it will perform the following services:

(a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Trusts authorized by the Trusts (the “Custodian”);

(b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(d) With respect to the transactions enumerated in 1.1 (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Trusts, deemed to be acting as a limited agent of the Trusts. The Transfer Agent will execute transactions only from broker-dealers and other financial institutions who have adopted and implemented internal controls reasonably designed to ensure that order or redemption requests received in proper form by the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed on that day and order or redemption requests received in proper form after the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed on the next business day;

(e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g) Prepare and transmit payments for dividends and distributions declared by the Trusts on behalf of the applicable Fund;

(h) Maintain records of account for and advise the Trusts and its Shareholders as to the foregoing;

(i) Record the issuance of Shares of the Trusts and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trusts which are authorized, based upon data provided to it by the Trusts, and issued and outstanding. The Transfer Agent shall also provide the Trusts on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trusts; and

(j) Orders or redemption requests received in proper form by the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed by the Transfer Agent that day and orders or redemption requests received in proper form after the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed by the Transfer Agent on the next business day.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph 1.1, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, perform anti-money laundering and customer identification reviews of Shareholder accounts, and providing Shareholder account information;

(b) Control Book. Maintain a daily record and produce a daily report for the Trusts of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trusts for each business day to the Trusts and Custodian no later than 9:00 AM Eastern Time, or such earlier time as the Trusts may reasonably require, on the next business day;

(c) “Blue Sky” Reporting. The Trusts shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Trusts’ blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trusts, providing a system which will enable the Trusts to monitor the total number of Shares sold in each State, and providing any other information reasonably requested by the Trusts to fulfill the Trusts’ obligation to monitor blue sky compliance;

(d) National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trusts), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in ‘accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Trusts’ banks for the settlement of transaction between the Trusts and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trusts’ records on the Transfer Agent’s computer’’ system (the: “System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on the System through Networking; and

(e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by mutual agreement between the Trusts and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the

Trusts or its agent may perform these services on the Trusts’ behalf.

2.	Fees and Expenses

2.1
Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trusts agree to pay the Transfer Agent fees as set forth in the attached fee schedule (“Schedule B”). Such fees and out-of-pocket expenses and advances identified Section 2.2 below may be changed from time to time subject to mutual written agreement between the Trusts and the Transfer Agent.

2.2
Out-of-Pocket Expenses. In addition to the fee paid under Section 2.1 above, the Trusts agree to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to statement and confirmation production, postage, forms, NSCC interface fees, allocation of service auditor’s report, telephone, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule B attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trusts, will be reimbursed by the Trusts.

2.3
Postage. Upon receipt of an invoice fromTransfer Agent, postage for mailing of dividends, Trusts reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trusts at least seven (7) days prior to the mailing date of such materials.

2.4
Invoices. The Trusts agree to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except, for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Trusts may only withhold that portion of the fee or expense subject to the good faith dispute. The Trusts shall notify the Transfer Agent in writing following the receipt of each billing notice if the Trusts are disputing any amounts in good faith. If the Trusts does not provide such notice of dispute the notice will be deemed accepted by the Trusts. The Trusts shall settle, such disputed amounts within ten (10) business days from the day on which the parties agree on the amount to be paid, or at such later date as may be agreed upon by the Transfer Agent, by payment of the agreed amount If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

2.5
Late Payment. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid When due, the Trusts shall pay the Transfer Agent interest thereon (from the due date to the ‘date of payment) at a per  annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Trusts) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Colorado law.

3.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trusts that:

3.1	It is a Colorado corporation duly organized and existing and in good standing under the laws of the State of Colorado.

3.2	It is duly qualified to carry on its business in the State of Colorado.

3.3	It is empowered under applicable laws and by its Articles of Incorporation and By- Laws to enter into and perform this Agreement.

3.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6	It is, and will continue to be, registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

3.7
It will adopt and implement written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) by the Trusts. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trusts, within a reasonable amount of time, any material changes made to the policies and procedures since, the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trusts with an annual report of each Material Compliance Matter (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) that occurred since the date of the last report.

4.	Representations and Warranties of the Trusts

The Trusts represent and warrant to the Transfer Agent that:

4.1	They are statutory trusts duly organized and existing and in good standing under the laws of the state of Massachusetts.

4.2	They are empowered under applicable laws and by its Agreement and Declaration of Trust and Bylaws to enter into and perform this Agreement.

4.3	All trust proceedings required by said Agreement and Declaration of Trust and Bylaws have been taken to authorize it to, enter into and perform this Agreement.

4.4	They are open-end management investment company registered under the Investment Company Act of 1940, as amended.

4.5	A registration statement under the Securities Act of 1933, as amended is currently, or will be upon commencement of operations, effective and will remain effective,

and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trusts being offered for sale.

5.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

5.1
Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”), attached hereto as Schedule C chosen for Trusts transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trusts instructions on the execution date provided that such payment order is received by the customary deadline as defined in the then current Prospectus and Statement of Additional Information for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

5.2
Security Procedure. The Trusts acknowledge that the Security Procedure it has designated on the Trusts Selection Form, attached hereto as Schedule C, was selected by the Trusts. The Trusts must notify the Transfer Agent immediately of any change in the Trusts’ authorized personnel. The Transfer Agent shall verify the authenticity of all Trusts instructions according to the Security Procedure. The Transfer Agent is authorized to make exceptions to the Security Procedures if instructed by the Trusts.

5.3
Account Numbers. The Transfer Agent shall process all payment Orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the Transfer Agent will notify the Trusts of the discrepancy and obtain clarification from the Trusts prior to processing the payment order.

5.4
Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole. judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.5
Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, in absence of negligence, bad faith or willful misconduct by the Transfer Agent, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

5.6
Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure and acts without negligence, bad faith or willful misconduct. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.7
Interest. Absent negligence, bad faith or willful misconduct, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within sixty (60) days of notification by the Transfer Agent of the acceptance of such payment order.

5.8
ACH Credit Entries/Provisional Payments. When the Trusts initiate or receive Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trusts agree that the Transfer Agent shall receive a refund of the amount credited to the Trusts in connection with such entry, and the party making payment to the Trusts via such entry shall not be deemed to have paid the amount of the entry.

5.9
Confirmation. Confirmation o f Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s information systems, or by facsimile or callback. Trusts must report any objections to the execution of an order within thirty (30) days.

6.	Indemnification

6.1
Provided. that the Transfer Agent follows the Security Procedures, the Transfer Agent shall not be responsible for, and the Trusts shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Trusts’ lack of good faith, negligence or willful misconduct;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records,

documents, data, or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Trusts in writing, and which have been prepared, maintained or performed by the Trusts or any other person or firm on behalf of the Trusts including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trusts or any of its officers reasonably believed by the Transfer Agent to be authorized by the Trusts’ Board of Trustees; (iii) any instructions or opinions of the Trust’s legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, and signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) The negotiation and processing of any checks including without limitation for deposit into the Trusts’ demand deposit account maintained by the Transfer Agent, excluding checks not made payable to the order of the Trusts, the Trusts’ management company, custodian, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares (such checks are commonly known as “third party checks”) which checks are tendered to the Bank for the purchase of Shares; or

(f) Upon the Trusts’ request entering into any agreements required by the NSCC for the transmission of Trusts or Shareholder data through the NSCC clearing systems.

6.2
In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Trusts may be required to indemnify the Transfer Agent, the Transfer Agent shall have acted without negligence, bad faith or willful misconduct and shall promptly notify the Trusts of such assertion, and shall keep the Trusts advised with respect to all developments concerning such claim. The Trusts shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent For any legal proceeding giving rise to this indemnification, the Trusts shall be entitled to defend or prosecute any claim in the name of the Transfer Agent at the Trusts’ own expense through counsel of its own choosing if it gives written notice to the Trust within ten (10) business days of receiving notice of such claim. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trusts may be required to indemnify the Transfer Agent except with the Trusts’ prior written consent.

6.3
The Transfer Agent agrees to indemnify and hold harmless the Trusts from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys’ fees and disbursements arising from any action or omission of the Transfer Agent’s own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties and obligations under this Agreement. For any legal proceeding giving rise to this indemnification, the Transfer Agent shall be entitled to defend or prosecute any claim in the name of the Trusts at the Transfer Agent’s own expense through counsel of its own choosing if it gives written notice to the Trust within ten (10) business days of receiving notice of such claim.

7.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, had faith, or willful misconduct or that of its employees or agents. According to mutually agreed upon procedures, the Transfer Agent agrees to use reasonable efforts with regard to the processing of investments checks. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

8.	Confidentiality

8.1
The agent agrees The Transfer Agent and the. Trusts agree on behalf of themselves and their employees to treat confidentially all records and other information relative to the other party and, if applicable, their shareholders and shall not be disclosed to any other party, except after prior notification to and approval in writing, which approval shall not be unreasonably withheld and may not be withheld where the agent may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. For purposes of this Agreement, Confidential. Information shall also include:

(a) Any data or information that is competitively sensitive material, and not generally known to the public, ‘including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationship, customer profiles, Shareholder personal information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trusts or the Transfer Agent, their respective affiliates and customers, shareholders, clients and suppliers of any of them;

(b) Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trusts or the Transfer Agent a competitive advantage over its competitors;

(c) All confidential or proprietary concepts, documentation, reports, data specifications, computer software, source code, object code, flow charts, databases,

inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

(d) Information that the Trusts are required to keep confidential pursuant to agreements with third party service providers. Confidential information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released with the written permission of the other party for general disclosure by a written release by the Transfer Agent or the Trusts, as the case may be; or (iii) are independently developed by a party hereto.

The Trusts and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trusts and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Trusts agent for purposes of providing services under this Agreement, provided such parties are bound by the same obligations to maintain confidentiality as set forth above.

8.2
In the event that any requests or demands are made for the inspection of the Shareholder records of the Trusts, other than request for records Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Trusts to the extent legally permitted and to secure instructions from an authorized officer of the Trusts as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

8.3
The Trusts and the Transfer Agent shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited the polices in the Trust’s then current prospectus, the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated there under.

9.	Covenants of the Trusts and the Transfer Agent

9.1	The Trusts shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees of the Trusts authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the Agreement and Declaration of Trust and By-Laws of the Trusts and all amendments thereto.

9.2
The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trusts for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3
The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable as required by applicable laws, rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trusts and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trusts on and in accordance with its request.

9.4
The Transfer Agent shall provide assistance to and cooperate with the Trusts’ internal or external auditors in connection with any Trust-directed audits. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year unless otherwise agreed to by the parties, and the Trusts shall provide reasonable advance notice to the Transfer Agent of such audits. For purposes of such audits, at the request of the Trusts, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors.

10.	Termination of Agreement

10.1
Term. The term of this Agreement shall be until June 30, 2009 (“Initial Term”) unless terminated pursuant to the provisions of this Section 10. After the Initial Term, this Agreement will renew automatically from year to year (each such renewal year and the Initial Term, each a “Term”). After the initial term, this Agreement may be terminated by either party upon at least sixty (60) days’ written notice to the other party. No later than one hundred and eighty (180) days’ before the expiration of each Term. Transfer Agent shall propose to the Trusts an updated fee schedule. No later than ninety (90) days before the expiration of each Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Trusts is completed.

10.2
Termination; Deconversion. In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trusts, the Transfer Agent, at the Trusts’ request, shall offer reasonable assistance and cooperation to the Trusts in converting the records of the Trusts from the Transfer Agent’s systems to whatever services or systems are selected by the Trusts (the “Deconversion”). As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (1) to assist any new service or system provider (the “new agent”) to modify, to alter, to enhance, or to improve the new agent’s system, or to provide any new functionality to the new agent’s system, (ii) to disclose any Proprietary Information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent’s systems. Notwithstanding anything contained in this Agreement to the contrary, should the Trusts desire to carry out such Deconversion, the Transfer Agent shall use its best efforts to facilitate the conversion on such date; however, there can be no guarantee or assurance that the Transfer Agent will be able to complete a Deconversion by such requested date.

10.3
Fees and Expenses upon Termination. Should either party exercise its right to terminate, the Transfer Agent warrants that it will cap deconversion fees at $50,000 including all out-of-pocket costs, for its deconversion services, including but not limited to, the complete transfer of the Trusts’ accounts, records and related material maintained on behalf of the Trusts. Labor, including but not limited to, costs related to customization or programming work, completed at the request of the Funds, shall be billed at an hourly programming rate consistent with the then current fee schedule for such services. Transfer Agent acknowledges that it may store the accounts and records of the Trusts using proprietary software systems. By electing to do so, Transfer Agent represents that it will convert data into an industry standard data format at its own expense. In the event of termination of this Agreement, the Trusts agree to pay the Transfer Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable third-party out-of-pocket expenditures incurred prior to such termination. In the event that such termination is for breach of this agreement, Transfer Agent will be responsible for all costs, including third party expenses.

10.4
Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

10.5
Termination by the Trusts. The Trusts, in addition to any other rights and remedies, shall have the right terminate this Agreement upon the occurrence of (i) the  bankruptcy of the Transfer Agent or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, (n) the sale of substantially all assets of ALPS Mutual Funds Services, Inc. to an unaffiliated entity or (iii) the material failure by the Transfer Agent to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Transfer Agent. With respect to (i) and (ii), the termination shall be effective at any time specified in a written notice from the Trusts to the Transfer Agent. With respect to (iii), the Trusts shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Trusts, except that any failure by the Transfer Agent to maintain its registration as a transfer agent must be cured immediately.

10.6
Termination by the Transfer Agent. The Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence at any time of (i) the bankruptcy of the Trusts or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Trusts to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Trusts. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Trusts. With respect to (ii), the Transfer Agent shall provide the Trust’s with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Trusts within thirty (30) days after receipt of such written notice from the Transfer Agent

11.	Assignment and Third Party Beneficiaries

11.1
Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

11.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trusts, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trusts. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trusts. Other than as provided in Section 12.1  and Schedule 1.1, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

12.	Subcontractors

12.1
Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same, and shall have acted without negligence, bad faith or willful misconduct.

13.	Miscellaneous

13.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Trusts.

13.2	Colorado Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Colorado.

13.3
Force Majeure. In the event either party is unable to perform its obligations under the terms of this. Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In the event of a disaster rendering the Transfer Agent’s systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Trusts in accordance with the Transfer Agent’s then current Business Contingency plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

13.4
Notice. A copy of the Agreement and Declaration of Trust is, on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is, executed on behalf of the Board of Trustees of the Trusts as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trusts.

13.5
Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

13.6
Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.7
Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

13.8
Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

13.9
Merger of Agreement. This Agreement plus the documents in Schedule D. attached hereto, constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13.11
Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

13.12
Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	ALPS Mutual Funds Services, Inc.
1625 Broadway, Suite 2200
Denver, CO 80202
Attention: General Counsel
Fax: 303.623.7850

(b)	If to the Trusts, to:
California Investment Trust &
California Investment Trust II
44 Montgomery Street, Suite 2100
San Francisco, CA 94104-4708
Attention: Steve Rogers
Fax: 415.421.2019

14.	Additional Trusts

In the event that the Trusts establish one or more Funds, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such Fund shall become a Fund hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALPS MUTUAL FUNDS SERVICES, INC.	CALIFORNIA INVESTMENT TRUST CALIFORNIA INVESTMENT TRUST II
By: /s/ Jeremy May	By: /s/ Steve Rogers
Name: Jeremy May	Name: Steve Rogers
Title: Managing Director	Title: Chairman

SCHEDULE A

CIT FUND LIST

CALIFORNIA TAX-FREE INCOME FUND
Investor Class

CALIFORNIA INSURED INTERMEDIATE FUND
Investor Class

CALIFORNIA TAX-FREE MONEY MARKET FUND
Investor Class

S&P 500 INDEX FUND
Investor Class
Class K

S&P MIDCAP INDEX FUND
Investor Class
Class K

S&P SMALLCAP INDEX FUND
Investor Class
Class K

EQUITY INCOME.FUND
Investor Class
Class K

NASDAQ-100 INDEX FUND
Investor Class
Class K

EUROPEAN GROWTH & INCOME FUND
Investor Class
Class K

U.S. GOVERNMENT SECURITIES FUND
Investor Class
Class K

SHORT-TERM U.S. GOVT. BOND FUND
Investor Class
Class K

THE UNITED STATES TREASURY TRUST
Investor Class
Class K

•	$10 annual fee on fiduciary accounts (maybe charged to shareholders directly at the direction of the Funds)
•	Monthly NSCC-interface fees
•	The cost of printing and mailing shareholder confirmations and statements
•	The cost of fund-specific statement paper and envelopes
•	Postage
•	Service auditor’s report (calculated on a pro-rata basis per Fund)
•	Customized programming
•	Other miscellaneous expenses that may occur at the Trust’s direction

ALPS MUTUAL FUNDS SERVICES, INC.	CALIFORNIA INVESTMENT TRUST CALIFORNIA INVESTMENT TRUST II
By: /s/ Jeremy May	By: /s/ Steve Rogers
Name: Jeremy May	Name: Steve Rogers
Title: Managing Director	Title: Chairman

Schedule C

SECURITY PROCEDURES

Telephone Verification Procedures:

The Transfer Agent will require verification of all of the following by the caller

☐	Social Security number or Tax ID number
☐	Account Registration / Legal Nameof Account
☐	Mailing Address of Record

Fax Verification Procedures:

The Transfer Agent will require that the fax contain an authorized signature for verification. In addition, for faxed applications, the Transfer Agent will require the shareholder to mail the original in a timely manner.

	Phone	Fax	Mail
			NO Signature Guarantee Required	Signature Guarantee Required(2)
Redemptions
Wire to bank instructions on record
Wire to new bank instructions
Exchanges between classes
Purchases
Purchase by wire
Transfers
Transfer assets to different account registration
Account Maintenance
Establish new account
Change address of record
Change account registration
Add bank wiring instructions
Remove bank wiring instructions

Change interested party (additional mailings)
Change broker dealer of record
Change dividend options
Addition or removal of authorized signer or transactor

ALPS MUTUAL FUNDS SERVICES, INC.	CALIFORNIA INVESTMENT TRUST CALIFORNIA INVESTMENT TRUST II
By: /s/ Jeremy May	By: /s/ Steve Rogers
Name: Jeremy May	Name: Steve Rogers
Title: Managing Director	Title: Chairman